                                                                   EXHIBIT (3)b.

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  SWECO, INC.

                                       , its certificate
                       of incorporation having been filed
                         with the Secretary of State of
                         Delaware on September 1, 1976


     FIRST.  The name of the corporation is Cronus Industries, Inc.
     -----

     SECOND.  The address of its registered office in the State of Delaware is
     ------
No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD.  The purpose of the corporation is to engage in any lawful act or
     -----
activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH.  This corporation is authorized to issue five million one hundred
     ------
thousand (5,100,000) shares of capital stock. Five million (5,000,000) of the authorized shares shall be common stock, ten cents ($0.10) par value each, and one hundred thousand (100,000) of the authorized shares shall be preferred stock, ten dollars ($10.00) par value each.

          Each holder of both classes of capital stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock held by the shareholder.

          Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Subject to the preceding paragraph, each such series shall have such voting powers and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations, or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issue of such series of preferred stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative.

          No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

     FIFTH.  Cumulative voting for the election of directors shall not be
     -----
permitted.

     SIXTH.  The Board of Directors of the corporation shall have power to make,
     -----
alter or repeal By-Laws of the corporation, subject to such restrictions upon the exercise of such power as may be imposed by the stockholders in any By-Laws adopted by them from time to time.

     SEVENTH.  Whenever a compromise or arrangement is proposed between this
     -------
corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH.  The corporation reserves the right to amend, alter, change or
     ------
appeal any provision contained in the Certificate of Incorporation or amendment thereof in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     The undersigned, being the President of SWECO, Inc. does make this certificate, hereby declaring and certifying that this Restated Certificate of Incorporation was duly adopted by the sole stockholder of SWECO, Inc. in a Unanimous Consent dated February 21, 1977 in accordance with the provisions of
Section 245 & 242 of the General Corporation Law of the State of Delaware; and that this is the act and deed of the corporation and the facts herein stated are true, and accordingly has hereunto set his hand this 21/st/ day of February, 1977.



                                                     /c/ C. A. Rundell, Jr.
                                                 ------------------------------
                                                 C. A. Rundell, Jr.


ATTEST:


       /s/ John K. Sterling
----------------------------------
John K. Sterling, Secretary

                                      -3-